For Immediate Release
Contact:
  Patrick Pedonti, Chief Financial Officer (860) 298-4738
  Lese Amato, Investor Relations (860) 298-4653
  E-mail: InvestorRelations@sscinc.com
SS&C Technologies Announces Q2 Numbers
Total Revenues up 66%; Outsourcing Revenues up 136%; Net Income up 49%
WINDSOR, CT – July 28, 2005 — SS&C Technologies, Inc. (NASDAQ: SSNC) today announced record results for the quarter ended June 30, 2005. Q2 revenues were $40.7 million, an increase of 66% from the $24.5 million for Q2 2004. Net income and operating income for Q2 were $6.6 million and $10.7 million, respectively, increases of 49% and 50% from the $4.4 million and $7.2 million for the second quarter of last year. Diluted earnings per share for Q2 were $0.27, 29% higher than the $0.21 diluted earnings per share for the same period in 2004.
Bill Stone, SS&C’s Chairman and CEO, said, “We are pleased with our second quarter results. Revenues reached a record high, with solid contributions from all revenue streams. In Q2, license revenues were $5.8 million; 39% over Q2 last year. Recurring revenues, which includes both maintenance and outsourcing revenues, surpassed previous records; and in Q2 grew to $31.6 million, an increase of 80% over the $17.6 million in Q2 2004. Recurring revenues represented 78% of our total revenues for Q2 2005. Outsourcing continues to be a winning strategy for us, and in Q2 outsourcing revenues reached a record high of $19.6 million, a 136% increase over Q2 2004, and an 88% increase over Q1 2005.”
Stone continued, “We continue to manage expenses, and to implement efficiencies as we integrate our acquisitions. As a result, our Q2 net income increased to $6.6 million, a 49% increase over the $4.4 million in Q2 last year; and Q2 operating income rose by 50% over Q2 2004 to $10.7 million.“
Guidance
 “We currently expect Q3 2005 revenues to be in the range of $45.0 to $46.5 million and net income to be between $0.29 and $0.31 per diluted share,” stated Stone. “For 2005, our expectation is for revenues to be between $159.0 to $165.0 million and diluted earnings per share to be between $1.11 and $1.16.”

Acquisition Activity
“SS&C completed the acquisition of Financial Interactive, Inc. (FI) on June 3, 2005,” said Stone. “Based in San Francisco and New York City, Financial Interactive provides a comprehensive investor relationship management and fund profiling infrastructure to alternative fund managers, fund of funds managers and fund administrators. FI’s FundRunner® product offers contact management, reporting, performance analytics, compliance and account management as a license or web-based solution. FundRunner adds a powerful dimension to our existing suite of hedge fund solutions.”
Stone commented on the progress of integrating recent acquisitions. “Integration of our acquisitions is well underway, and has already begun to yield results. Our numbers reflect the positive impact our acquisitions have had on the overall financial performance of the company. The combined, global sales force is embracing our expanded offerings, and cross-sell opportunities are extremely active. We have seeded a new operation for fund services in Toronto. In Q2, we completed a comprehensive restructuring of FMC to align the organization with the SS&C model. This resulted in a reduction in force of approximately 80 people worldwide.”
“In connection with our integration efforts, we remain diligent about maintaining high standards for day-to-day activities in each of our business units,” continued Stone. “And, we are using multiple venues to proactively communicate with clients about changes and new value-added services available.”
Marketing
“On July 15th, SS&C launched its new corporate website,” said Stone. “We are excited about our new entry way (www.ssctech.com). The site reflects who we are today, and offers visitors in-depth information on the company, our markets and our entire portfolio of products and services. The design incorporates easy navigation, streamlined access to information and convenient search and sort routines.”
Earnings Call
SS&C’s Q2 2005 earnings call will take place at 5:00 p.m. Eastern Time today, July 28, 2005. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C Second Quarter Earnings Call”, conference ID #7802309. A replay will be available after 8:00 pm on July 28, until midnight on August 28, 2005. To access, dial 706-645-9291 and enter the access code 7802309. A replay of the call will also be available after July 29, 2005 on our website at www.ssctech.com/about/earnings.asp.
This press release contains forward-looking statements relating to, among other things, the Company’s expected revenues and earnings per share for the third quarter and full year of 2005. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, general economic and industry conditions, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenues:
Software licenses	$5,822	$4,188	$10,317	$8,328
Maintenance	11,961	9,239	21,804	17,221
Professional services	3,311	2,727	5,932	4,577
Outsourcing	19,619	8,330	30,076	13,547

Total revenues	40,713	24,484	68,129	43,673

Cost of revenues:
Software licenses	759	585	1,354	1,030
Maintenance	2,877	2,341	5,025	3,989
Professional services	2,552	1,794	4,206	3,073
Outsourcing	10,439	4,346	15,850	7,088

Total cost of revenues	16,627	9,066	26,435	15,180

Gross profit	24,086	15,418	41,694	28,493

Operating expenses:
Selling and marketing	3,930	2,727	6,373	4,947
Research and development	5,940	3,552	9,423	6,508
General and administrative	3,475	1,969	5,994	3,838

Total operating expenses	13,345	8,248	21,790	15,293

Operating income	10,741	7,170	19,904	13,200
Interest income (expense)	(451)	182	121	365
Other income (expense), net	65	16	115	(16)

Income before income taxes	10,355	7,368	20,140	13,549
Provision for income taxes	3,766	2,955	7,582	5,366

Net income	$6,589	$4,413	$12,558	$8,183

Basic earnings per share	$0.28	$0.22	$0.54	$0.43

Basic weighted average number of common shares outstanding	23,138	19,771	23,078	19,229

Diluted earnings per share	$0.27	$0.21	$0.52	$0.40

Diluted weighted average number of common and common equivalent shares outstanding	24,300	21,144	24,230	20,672

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	(unaudited)
	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$16,417	$28,913
Investments in marketable securities	8,754	101,922
Accounts receivable, net	27,722	13,545
Prepaid expenses and other current assets	2,984	1,607
Income taxes receivable	1,687	—

Total current assets	57,564	145,987
Property and equipment, net	10,845	5,353
Deferred income taxes	—	5,894
Intangible and other assets, net	228,309	28,429

Total assets	$296,718	$185,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$16,931	$—
Accounts payable	2,270	1,073
Income taxes payable	—	609
Accrued employee compensation and benefits	6,262	6,248
Other accrued expenses	7,780	3,549
Deferred income taxes	484	188
Dividend payable	—	1,850
Deferred maintenance and other revenue	28,225	16,052

Total current liabilities	61,952	29,569
Long-term debt	49,862	—
Deferred income taxes	8,232	—

Total liabilities	120,046	29,569

Total stockholders’ equity before treasury stock	235,676	209,514
Less: cost of common stock in treasury	59,004	53,420

Total stockholders’ equity	176,672	156,094

Total liabilities and stockholders’ equity	$296,718	$185,663

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	Six months ended
	June 30,	June 30,
	2005	2004
Cash flow from operating activities:
Net income	$12,558	$8,183

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,127	2,133
Amortization of loan origination costs	27	—
Net realized losses (gains) on equity investments	(197)	26
Loss (gain) on sale or disposal of property and equipment	4	(7)
Deferred income taxes	543	332
Income tax benefit related to exercise of stock options	1,777	2,151
Provision for doubtful accounts	406	(2)
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	(4,030)	(1,870)
Prepaid expenses and other assets	134	493
Taxes receivable	(1,143)	(423)
Accounts payable	(599)	(36)
Accrued expenses	(1,639)	872
Taxes payable	(599)	(83)
Deferred maintenance and other revenues	3,667	685

Total adjustments	2,478	4,271

Net cash provided by operating activities	15,036	12,454

Cash flow from investing activities:
Additions to property and equipment	(1,476)	(334)
Proceeds from sale of property and equipment	3	7
Cash paid for business acquisitions, net of cash acquired	(177,788)	(23,575)
Cash paid for long-term investment	(2,000)	—
Purchases of marketable securities	(88,250)	(69,610)
Sales of marketable securities	181,074	32,775

Net cash used in investing activities	(88,437)	(60,737)

Cash flow from financing activities:
Repayment of debt and acquired debt	(8,008)	—
Net proceeds from note payable	74,742	—
Issuance of common stock	343	74,628
Exercise of options	1,662	1,781
Purchase of common stock for treasury	(5,584)	—
Common stock dividends	(1,836)	(1,333)

Net cash provided by (used in) financing activities	61,319	75,076

Effect of exchange rate changes on cash	(414)	(128)

Net increase (decrease) in cash and cash equivalents	(12,496)	26,665
Cash and cash equivalents, beginning of period	28,913	15,261

Cash and cash equivalents, end of period	$16,417	$41,926